Gray Television, Inc.	Exhibit 99.1
Gray Television, Inc. Announces
Completion of Senior Credit Facility Refinancing
Atlanta, Georgia, March 19, 2007 —Gray Television, Inc. (“Gray” or the “Company”) (NYSE: GTN) today announced that it has completed the refinancing of its senior credit facility. The principal terms of this new senior credit facility are summarized below.
The new senior credit facility has a total credit commitment of $1.025 billion and consists of a $100 million revolving credit facility and a $925 million institutional term loan facility.
Based on the interest rate pricing discussed below and current market interest rates, the Company presently anticipates the new credit facility will allow Gray to realize annual cash interest and/or cash dividend savings of between $5 million and $6 million per year.
The Company used the initial draw under the new senior credit facility, consisting of an $8 million draw on the revolving credit facility and a $610 million draw on the term loan facility to fund the payoff of all outstanding amounts under its former senior credit facility, to pay fees and expenses relating to the refinancing and for other general corporate purposes.
The new senior credit facility allows the Company up to two additional draw requests under the term loan facility (subject to satisfaction of customary borrowing conditions) to (1) draw up to $275 million to redeem all of the Company’s existing and currently outstanding 9.25% Senior Subordinate Notes due 2011 (the “9.25% Notes”) and (2) draw up to $40 million to redeem all of the Company’s Series C Preferred Stock plus in each instance pay applicable accrued interest and/or dividends on its existing and currently outstanding securities as of the draw date and related fees and expenses related to the refinancing and/or redemption transactions. If the respective redemption transactions have not been completed at specified dates during the second quarter of 2007, the corresponding commitments under the term loan facility will permanently reduce.
The revolving facility matures on the seventh anniversary of the closing and the term loan facility matures on December 31, 2014. In addition, the term loan facility will require quarterly installments of principal repayments equal to 0.25% of the total commitment beginning March 31, 2008. No permanent reductions to the revolving credit facility commitment will be required prior to the final maturity date of that facility.
Under the new senior credit facility, the Company, at its option, can choose to pay interest at a rate equal to the LIBOR rate plus a margin or at the lenders’ base rate,

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generally equal to the lenders’prime rate, plus a margin. The applicable margin for the revolving credit facility varies based on the Company’s leverage ratio as defined in the loan agreement. Presented below are the ranges of applicable margins available to the Company based on the Company’s performance in comparison with the terms as defined in the new senior credit facility:

	Applicable Margin for	Applicable Margin for
	Base Rate Advances	LIBOR Advances
Revolving Credit Facility	0.00% - 0.25%	0.625% - 1.50%

Term Loan Facility	0.25%	1.50%
As of the consummation of the new senior credit facility, the initial applicable margins for base rate advances and LIBOR advances under the revolving portion of the facility are 0.25% and 1.50%, respectively.
The Company shall pay a commitment fee on the average daily unused portion of the revolving credit facility at an initial annual rate of 0.50% and may range from 0.20% to 0.50% on an annual basis during the term of the new senior credit facility.
The new senior credit facility is being secured by substantially all of the assets, excluding real estate, of the Company and its subsidiaries. In addition, the Company’s subsidiaries are joint and several guarantors of the obligations and the Company’s ownership interests in its subsidiaries are pledged to collateralize the obligations. The new senior credit facility contains affirmative and restrictive covenants that the Company must comply with, including (a) limitations on additional indebtedness, (b) limitations on liens, (c) limitations on the sale of assets, (d) limitations on guarantees, (e) limitations on investments and acquisitions, (f) limitations on the payment of dividends and share repurchases, (g) limitations on mergers, and (h) maintenance of a specified leverage ratio not to exceed certain maximum limits, as well as other customary covenants for credit facilities of this type.
Gray also separately announced today that it has issued a notice of redemption for all of its outstanding 9.25% Notes, at a redemption price equal to $1,046.25 per $1,000 principal amount of 9.25% Notes, plus accrued and unpaid interest on such amount to, but excluding, April 18, 2007. The 9.25% Notes will be redeemed on April 18, 2007. Interest on the 9.25% Notes will cease to accrue on and after April 18, 2007. The only remaining right of the holder thereof shall be to receive payment of the redemption price (together with the accrued and unpaid interest on such amount). A Notice of Redemption is being mailed by Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as trustee for the 9.25% Notes, to all registered holders of the 9.25% Notes. Copies of the Notice of Redemption and additional information relating to the procedure for redemption may be obtained from Deutsche Bank Trust Company Americas by calling 1-800-735-7777.

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The Company currently intends to redeem at its liquidation value (plus all accrued and unpaid dividends) all of the Company’s Series C Preferred Stock during the second quarter of 2007. As of the date of this press release, the Company’s outstanding Series C Preferred Stock had a liquidation value of $37.9 million.
During the first quarter of 2007, the Company anticipates recording a loss on early extinguishment of debt relating to the refinancing of the Company’s senior credit facility. Dependent on the Company’s final assessment of the effect of EITF 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” on the refinancing of the senior debt, the recorded loss on early extinguishment of debt during the first quarter of 2007 is currently estimated to range from $0.5 million to $7.0 million. In addition, assuming the redemption of the Company’s existing and currently outstanding 9.25% Notes is completed as planned, the Company anticipates recording an additional loss on early extinguishment of debt during the second quarter of 2007 of approximately $16.5 million.
With respect to the new senior credit facility: Wachovia Capital Markets, LLC was Sole Lead Arranger for the refinancing, Wachovia Capital Markets, LLC, Banc of America Securities LLC and Goldman Sachs Credit Partners L.P. were Joint Bookrunners. Wachovia Bank, National Association is the Administrative Agent for the Lenders; Bank of America, N.A. is the Syndication Agent; Goldman Sachs Credit Partners L.P., Deutsche Bank Trust Company Americas and Bank of Scotland are Documentation Agents. Proskauer Rose LLP represented Gray for this refinancing.

For information contact:	Web site: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828
The Company
Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. Gray currently operates 36 television stations serving 30 markets. Each of the stations are affiliated with either CBS (17 stations), NBC (10 stations), ABC (8 stations) or FOX (1 station). In addition, Gray currently operates 36 digital second channels including 1 ABC, 5 Fox, 7 CW and 15 MyNetworkTV affiliates plus 6 local news/weather channels and 2 “independent” channels in certain of its existing markets. Gray intends to start an additional 4 digital second channels during 2007 including 1 CW affiliate, 1 MyNetworkTV affiliate and 2 local news/weather channels.
Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act
This press release may contain forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.

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